Exhibit 10.1

LEASE AGREEMENT

THIS AGREEMENT is made and entered into effective as of the 30th day of November 2006 by and between EastGroup Properties, L.P. (“Lessor”) and Super Vision International, Inc. (“Lessee”).

WITNESSETH:

1. Premises. Lessor, in consideration of the payments to it by Lessee of the rents herein contained, which Lessee agrees to promptly pay, and in consideration of the performance by Lessee of the covenants hereinafter provided, which Lessee agrees to fully and promptly perform, does hereby lease to Lessee approximately 33,645 square feet of space, hereinafter referred to as the “Leased Premises,” as shown on the plan attached hereto as “Exhibit A” and incorporated herein by reference, located within Building VI (the “Building”) of Southridge Commerce Park (the “Center”). The address of the Leased Premises is 9400 Southridge Park Court, Suite 200, Orlando, FL 32819. For purposes of calculating sums owed under this Lease, it is agreed that the Leased Premises constitutes 41.67% of the total leasable area within ☑ the Building, or ☐ the Center in which it is located. Said percentage is hereinafter referred to as the Lessee’s pro rata share.

2. Term. The term of this Lease shall be for a period of approximately Sixty (60) months beginning April 1, 2007 (the “Commencement Date”), provided Lessee executes the Lease on or before November 30, 2006, and ending on March 31, 2012. For every day after said date that Lessee delays execution of this Lease, the Commencement Date could be delayed by one (1) day. This period (including any renewals subsequently enacted pursuant to the terms of this Lease and any extensions) shall be referred to as the “Lease Term”. Lessee and Lessee’s subcontractors shall have the privilege of entering into the Premises two weeks prior to the Commencement Date for purposes of cable, telephone, trade fixtures, equipment and furniture installation; provided that such entry or work does not interfere with the construction of the Tenant Improvements by Contractor. The actual Commencement Date is subject to the terms of the first paragraph of “Exhibit D” attached hereto.

3. Rental. During the first year of the Lease Term as Total Rental for the use and occupancy of the Leased Premises, Lessee shall pay to Lessor in lawful money of The United States of America the sums indicated below (“Base Rent Schedule”) plus Florida State sales tax, in advance each and every month during said Lease Term. As used herein, the term “Total Rental” includes the estimated annual Operating Expense Factor described in Paragraph 6, “Operating Expenses” of this Lease, annual Base Rental and all other sums anticipated to come due under this Lease, if any.

BASE RENT SCHEDULE

Months	PSF	Monthly
1-12	6.95	$19,486.06
13-24	7.19	$20,168.07
25-36	7.45	$20,873.96
37-48	7.71	$21,604.55
49-60	7.98	$22,360.70

*	Plus Florida State Sales Tax (currently 6.5%) or Operating Expenses

With respect to rentals, the parties also agree as follows:

(a)	Upon execution of this Lease Agreement, Lessee will deposit with Lessor the sum of $24,252.44 plus Florida State sales tax for a total of $25,828.85, which will be credited to Lessee for payment of the first month’s Total Rental.

(b)	The Base Rental shall be increased annually by three and one half percent (3.5%) per the Rent Schedule, above.

(c)	If this Lease commences on a day other than the first day of the month, the first monthly installment of rent shall be adjusted and prorated so that Lessee shall only pay rent for the actual number of days in the first month of said term, but for all other months Lessee shall pay the full monthly installment on the first day of each and every month.

(d)	Rent shall be mailed or delivered by Lessee to Lessor at: P.O. Box 676488, Dallas, TX, 75267, or at such place as Lessor may designate in writing and rent shall be payable promptly on the first day of each and every month without prior demand therefor by Lessor.

(e)	Lessee hereby agrees with Lessor that in the event that rentals and other sums due hereunder are received after the tenth (10th) day of the month in which they are due, Lessee shall pay to Lessor, at Lessor’s option, a late charge equal to five percent (5%) of the total sum due, plus applicable sales tax.

4. Additional Rent. In addition to Total Rental set forth herein, all other payments (if any) to be made by Lessee to Lessor shall be deemed to be and shall become additional rent hereunder, whether or not the same be designated as such; and shall be due and payable within thirty (30) days following demand by Lessor or together with the next succeeding installment of rent, whichever shall first occur, together with sales tax thereon. Lessor shall have the same remedies for failure to pay the same as for a non-payment of rents.

5. Security Deposit. Lessee will deposit with Lessor as security for the payment of rent and the performance of all other covenants to be performed by Lessee, for a total sum of $28,575.96. Said security deposit shall be non-interest bearing. If Lessee defaults in the payment of any monthly rental installment or fails to perform any other covenant within ten (10) days after receipt of written demand therefore, Lessor, at its option, may apply sufficient sums from the security deposit towards payment thereof. If Lessor elects to so apply the security deposit, or any part thereof, Lessee shall be obliged to immediately replenish the security deposit for the amount so applied by Lessor. The total security deposit shall be held by Lessor until expiration of the initial Lease Term or until expiration of any renewal term if any renewal option which exists is exercised, and the unused portion of the security deposit not having been used to repair and/or restore any damage (in excess of reasonable wear and tear) resulting from Lessee’s actions or neglect to the Leased Premises shall be refunded by Lessor to Lessee on the last day of the Lease Term. The security deposit shall not be applied to rent except upon approval of Lessor.

6. Operating Expenses. As noted above, the term “Total Rental” includes an annual “Operating Expense Estimate” equal to $1.70 per square foot of the Leased Premises, for the calendar year in which the lease commences, to cover Lessee’s pro rata share (see Paragraph 1) of the estimated Operating Expenses

With respect to Operating Expenses, the parties agree to the following:

(a) The term “Operating Expenses” used in this Lease Agreement represents the total annualized cost of operating the Building including, but is not limited to, Owners Association Costs and Assessments Common Maintenance and Service Costs, Real Estate Taxes and Assessments, Insurance Premiums, accounting, management fees and other reasonable costs associated with the management and operation of the Building. Said term shall not include depreciation on any improvement, any major capital expenses or improvements (particularly major re-roofing or pavement resurfacing work), moving or relocation costs, legal or collection costs and real estate commissions. In addition, Operating Expenses shall not include the Operating Expenses Exclusions set forth on “Exhibit F” attached hereto.

(b) The term “Common Maintenance and Service Costs” shall include routine cleaning and maintenance of the exterior of the Leased Premises to include periodic window cleaning; the cleaning, maintenance and sweeping of the parking lot and sidewalks; the care and maintenance of the landscaping and landscaped areas to include the retention pond areas and irrigation systems; common area exterior lighting and other power charges, if any; domestic and irrigation water, and sanitary sewer charges and assessments; routine rubbish collection, if any; painting; and any other costs customarily considered as common repair, maintenance and service costs.

(c) The term “Real Estate Taxes and Assessments” shall include ad valorem real and personal property taxes and assessments or any new and different taxes, and assessments levied or charged against the entire Building (and/or the Center as a completed project). All sales tax on rents and personal property taxes charged or levied against Lessee’s furniture, fixtures and equipment in the Leased Premises shall be paid by Lessee. Notwithstanding any other provision herein, (i) in the case of a general or special assessment levied against the Leased Premises and/or Center, regardless of whether Lessor elects to pay the assessment in installments, Lessee’s proportionate share of such assessment shall be computed as if Lessor had elected to pay the same in installments over the longest period allowed by applicable law and only those installments (or partial installments) attributable to installment periods (or partial periods) falling within the Lease Term shall be included; and (ii) no special assessments attributable to the initial development or construction of the Leased Premises or Center shall be included as additional rent or otherwise passed on to Lessee. Without limitation, Lessor shall be obligated to refund to Lessee Lessee’s prorata share of the amount of any refund, rebate or the like of taxes and/or assessments that were paid by Lessee (directly or as additional rent) regardless of whether such refund, rebate or the like is received by Lessor after the expiration of the term of this Lease.

(d) The term “Insurance Premiums” shall include the cost of insuring against loss by fire or casualty with extended coverage, including insurance of rents, in an amount(s) reasonably determined by the Lessor. In the event the cost of premiums on said fire and extended insurance increases due solely to the hazardous nature, if applicable, of the use and occupancy by Lessee of the Leased Premises, then the entire increase in insurance cost shall be paid by Lessee in a lump sum within thirty (30) days following receipt of invoice from the Lessor.

On the first day of each calendar year beginning January 1, 2008 falling after the Commencement Date throughout the Lease Term, the Operating Expense Estimate portion of the Total Rental set forth in Paragraph 3 (and, as a result, the Total Rental) shall be adjusted to reflect Lessee’s pro rata share of actual or estimated decreases or increases in Operating Expenses. At least thirty (30) days prior to the date of adjustment, Lessor shall provide the cost data upon which the determination of costs, and any decreases or increases, are based in a format it shall determine to be consistent with reasonable and customary business practice. In the event that actual Operating Expenses for a preceding period are less than the sum paid by the Lessee under this provision, Lessor shall refund or credit such excess to the account of the Lessee. If the sum collected is less than the actual Operating Expenses, Lessee shall reimburse Lessor for such variation within thirty (30) days after receipt of invoice therefore accompanied by supporting data. The obligation to pay Lessee’s pro rata share of Operating Expenses incurred during the Lease Term shall survive the expiration or termination of this Lease.

Lessor shall maintain accurate records of operating costs. Lessee shall have the right to inspect and audit all records of Lessor with respect to additional rent or Operating Expenses. If Lessee’s representatives request print-outs or copies of any such records, Lessor shall deliver the print-outs or copies and Lessee shall reimburse Lessor for the reasonable costs of the print-outs and copies. If the amount of additional rent or Operating Expenses indicated on any statement is overstated by more than three percent (3%), Lessor shall reimburse Lessee for the reasonable cost of the audit and inspection. Lessor shall reimburse Lessee for any amount paid by Lessee which should not have been paid.

Lessee acknowledges that if the Building is part of a Center, the Center may include not only the Building but other buildings either already existing or to be constructed in the future. Lessee understands and agrees that, for the purposes of administering the provisions of this Paragraph 6, so long as the Building is owned and/or managed in conjunction with other buildings, Operating Expenses and other costs reimbursable by the Lessee may be paid, recorded and reported on a consolidated overall project basis.

Upon computation of the Operating Expenses and the corresponding adjustment of the estimated monthly payments due from Lessee for the current lease year and the communication of that adjustment by Lessor to Lessee, then Lessee shall pay, with the monthly installment of Base Rent next due following communication of such adjustment, the difference, if any, between the monthly estimated Operating Expenses for the preceding year and the monthly estimated Operating Expenses for the current year, multiplied by the number of months, if any, elapsed during the then current year prior to such communication (i.e. the number of months elapsed since the last anniversary of the Commencement Date). In no event shall Lessor’s delay in the computation of such adjustment or the communication thereof to Lessee relieve Lessee of Lessee’s obligation to pay monthly estimated Operating Expenses each month during the Lease Term.

7. Construction. Lessee will be accepting the Leased Premises as follows:

☐ “As Is”

☐ With the following improvements to be made by Landlord:

☑ With improvements to be constructed in accordance with the attached Exhibits B, C and D.

If none of the boxes in this paragraph are marked at the time of the execution of this Lease, the Lessee shall be deemed to be accepting the Leased Premises on an “as is” basis, with no representation or warranties from the Lessor of any kind except as expressly provided in this Lease.

8. Utilities. Lessee shall pay for electric power consumed at the Leased Premises, which shall be separately metered. Lessor shall furnish water and sewer services to the Leased Premises and Lessee shall reimburse Lessor for Lessee’s pro rata share of these charges as part of “Operating Expense” pursuant to Paragraph 6. Lessor reserves the right to install, at Lessor’s discretion, separate meters (or sub meters) for any public utility, and may further require the Lessee to place service in Lessee’s name, whereupon Lessee shall pay any necessary deposits to the applicable utility company, and thereafter pay for such utilities directly, in which case Operating Expenses shall exclude such public utility costs. Lessee shall also have the right to install separate meters (or sub meters) for any public utility, in which case Lessee shall place service in Lessee’s name, pay any necessary deposits to the applicable utility company, and pay for such utilities directly and, in such event, Operating Expenses shall exclude such public utility costs. Lessee shall arrange and pay for trash collection services at the Leased Premises.

9. Insurance. Lessor shall arrange to insure the Building of which the Leased Premises form a part against loss by fire or casualty with all risk coverage in an amount reasonably determined by the Lessor. The types of insurance coverage and levels of insurance coverage obtained by the Lessor shall be customary types and levels of insurance for comparable properties in the Orlando, Florida metropolitan area. Said policy shall include a standard waiver of subrogation clause against Lessee. Lessor shall provide Lessee with a Certificate of Insurance prior to the Commencement Date and shall exhibit receipts showing payment of premiums on request from Lessee.

Lessee shall at all times and at its cost maintain comprehensive public liability insurance on the Leased Premises with limits of at least $2,000,000 for personal injury, and death, and property damage. Said public liability policies shall name Lessor as an additional insured as its interest may appear. Lessee shall provide Lessor with a copy thereof prior to the Commencement Date and shall exhibit receipts showing payment of premiums on request from Lessor. Such policy shall further provide that the insurer shall not cancel, alter or allow expiration or other termination thereof without at least thirty (30) days’ prior written notice from such insurer to Lessor.

Lessee shall at all times and at its expense maintain insurance against loss by fire and other perils with extended coverage on its furniture, fixtures, inventory, equipment, supplies and personal property, and said policy shall include a standard waiver of subrogation clause against Lessor. In addition to the public liability coverage required above, Lessee shall also carry Fire Legal Liability coverage in the amount of (i) $1,000,000.00 if the Leased Premises comprise the entire Building, or (ii) $200,000.00 if the Leased Premises comprise only a portion of the Building.

10. Use of Premises, Parking and Loading. Lessee shall use and occupy the Leased Premises only for use as office/ distribution and light manufacturing consistent with those commonly found in the I-4 Zoning and for no other purpose without Lessor’s prior written consent. Lessor hereby grants to Lessee, its employees, guests and invitees the right to use the off-street auto parking lot and truck loading areas on the site upon which the Building is situated. The auto parking lot shall be used by the Lessee, its employees, guests and invitees, in common with other lessees of said Building, their employees, guests and invitees, and in common with the Lessor and its employees, guests and invitees. If the Lessor designates a portion of the parking lot for employee parking, employees of the Lessee shall use that portion of the lot thereby leaving the remaining parking spaces in the lot open for guest in and out traffic. At all times in the absence of designated parking, Lessee, its employees and guests, shall use those parking areas closest to Lessee’s premises to the extent possible. The exterior truck loading and trailer parking areas immediate to the Leased Premises are reserved for the exclusive use of the Lessee. Lessee shall not use, block or otherwise interfere with the loading areas of other occupants in the Building or Center. Lessee shall have twenty-four (24) hour access to the Premises, seven (7) days per week. Notwithstanding the foregoing, (i) Lessee shall at all times be entitled to the use of not less than two (2) free and unassigned parking spaces in said parking lot for each 1,000 square feet of the Leased Premises; and (ii) the four (4) parking places closest to the main entrance of the Demised Premises shall be reserved for Lessee’s customers (and Lessee shall have the right to install signage to that effect on the curb).

No vehicle abandoned or disabled or in a state of non-operation or disrepair shall be left upon the property of the Lessor, and Lessee shall enforce this restriction against Lessee’s employees, agents, visitors, licensees, invitees, contractors and customers. Should Lessor determine that a violation of this restriction has occurred, Lessor shall have the right to cause the offending vehicle, equipment, trailer or machinery to be removed from Lessor’s property, and all costs of such removal shall be the obligation of the Lessee responsible for such vehicle under the terms of the lease and shall be reimbursed to the Lessor by Lessee within ten (10) days of written notice to Lessee.

Lessee shall conduct its business and control its employees, agents, contractors, invitees and visitors in such manner as not to create any nuisance, or interfere with any other tenant or Lessor or the operation of the Building. Lessor shall not permit any other tenant of the Building or the Center to create any nuisance or to interfere with Lessee.

11. Interruption of Utility Service. Lessor does not warrant that any utilities or public services will be free from interruption. In the event of temporary interruption of such services, the same shall not be deemed an eviction or disturbance of Lessee’s use and possession of the Leased Premises nor render Lessor liable to Lessee for damage by abatement of rent or otherwise. Nor shall the same relieve Lessee from performance of Lessee’s obligations under this Lease; provided, however, that if the interruption materially adversely affects Lessee’s ability to use the Leased Premises for their intended purposes for more than seven (7) days, then Total Rental shall abate until such services are restored.

12. Waiver of Claim; Indemnification.

(a)	Lessee waives and releases all claims against Lessor, its agents, employees, and servants, in respect of, and they shall not be liable for, except to the extent caused by the negligence or willful actions or omissions of Lessor, its agents, employees and servants, injury to person or damage to property sustained by Lessee or by any occupant of the Leased Premises, the Building, or the Center, or any other person occurring in or about the Building/Center, or the Leased Premises resulting directly, or indirectly, from any existing or future condition, defect, matter or thing in the Leased Premises, or the Building or any part of it, or from equipment or appurtenance therein, or from accident, or from any occurrence, act, negligence or omission of any lessee or occupant of the Building, or of any other person. This paragraph shall apply also to damage caused as aforesaid or by flooding, sprinkling devices, air conditioning apparatus, water, frost, steam, excessive heat or cold, falling objects, broken glass, sewage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures and shall apply equally whether any such damage results from the act or circumstance, whether of a like or wholly different nature, except to the extent caused by the negligence or willful actions or omissions of Lessor, its agents, employees and servants. If any such damage to the Leased Premises or to the Building or any equipment or appurtenance therein, or to Lessee thereof, results from any act or omission or negligence of Lessee, its agents, employees or invitees, Lessor, at Lessor’s option, may repair such damage and Lessee shall, within ten (10) days following demand by Lessor, reimburse Lessor forthwith for all cost of such repairs and damages both to the Building and to the lessees or occupants thereof, in excess of the amount, if any, paid to Lessor under insurance covering such damages. All property in the Building or in the Leased Premises belonging to Lessee, its agents, employees or invitees, or to any occupant of the Leased Premises, shall be there at the risk of Lessee or other person only, and Lessor shall not be liable for damage thereto or theft, misappropriation, or loss thereof except to the extent caused by the negligence or willful actions or omissions of Lessor, its agents, employees and servants. Lessee agrees to hold Lessor harmless and to indemnify it against claims and liability for injuries to all persons and for the damages solely due to any negligent act or omission of Lessee, its agents, employees, guests, customers, clients and invitees. Lessee shall pay all loss or damage occasioned by or growing out of the use and occupancy of the Leased Premises by Lessee, its agents, employees, guests, customers and invitees, and Lessee will indemnify, protect, and save Lessor harmless from and against any loss or liability thereof except to the extent caused by the negligence or willful actions or omissions of Lessor, its agents, employees and servants or therefore and from and against any expense, cost and attorney’s fees incurred in connection with any claim for such loss or damage, including costs and attorney’s fees on appeal. Lessor shall be liable for any loss, injury or damage to any person or property on or about the Leased Premises or other portions of the building caused by the negligence or willful acts or omissions of Lessor, its officers, agents, employees, servants, and Lessor hereby agrees to indemnify Lessee, Lessee’s agents and employees and hold them harmless from any loss, expense, claims or actions arising out of such damage or injury including, without limitations, costs and attorney fees.

(b)	In the event of any conflict or inconsistency between this Section 12(b) and any other terms or provisions of this Lease, the provisions of this Section 12(b) shall govern and control. Notwithstanding anything apparently to the contrary in this Lease, Lessor and Lessee hereby release one another and their respective partners, officers and employees from any and all liability (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage covered by property insurance or coverable by a customary form of policy of (i) the insurance referred to in Section 6(d), (ii) the Building insurance referred to in the first paragraph of Section 9, or (iii) the property insurance of Lessee referred to in the third paragraph of Section 9, as applicable, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible.

13. Care of Premises. Lessee shall, throughout the Lease Term, take good care of the Leased Premises and all fixtures, appurtenances, doors and windows, locks, walls, ceilings, flooring and mechanical equipment located therein, including freezers and coolers, excepting that which may be covered by applicable warranty, and, at its sole cost and expense, make all non-structural repairs thereto and perform maintenance thereon as and when needed to preserve them in good working order and condition, reasonable wear and tear from use and damage from the elements, fire or other casualty excepted. Notwithstanding the foregoing, all damage or injury to the Leased Premises or to any other part of the Building, or to its fixtures, equipment and appurtenances, whether requiring structural or non-structural repairs, caused by or resulting from carelessness, omission, neglect or conduct of Lessee, its servants, employees, invitees or licensees, shall be repaired by the Lessee at its sole expense to the satisfaction of Lessor reasonably exercised. Lessee shall replace or repair, as needed, all lamps, bulbs, ballasts and other lighting fixtures and apparatus. Lessee shall also repair all damage to the Building and the Leased Premises caused by the moving of Lessee’s fixtures, furniture or equipment. All the aforesaid repairs shall be of quality or class equal to the original work or construction. If Lessee fails after ten (10) days’ notice to proceed with due diligence to make repairs required to be made by it, the same may be made by Lessor at the expense of Lessee. Lessee shall give Lessor prompt notice of any defective condition in the Leased Premises of which Lessee has knowledge, which Lessor is required to repair or replace. Lessor shall remedy the condition with due diligence but at the expense of Lessee if repairs are necessitated by damage or injury attributable to Lessee, Lessee’s servants, agents, employees, invitees, or licensees as aforesaid. All repair work and/or modifications made to the Leased Premises must be made by licensed and bonded contractor(s) approved by Lessor. Notwithstanding the foregoing, Lessor warrants all interior work in the Leased Premises for one (1) year after the Commencement Date.

Lessee shall be responsible for the cost of all maintenance and repairs (except as may be covered under applicable warranty) to the heating, ventilating and air conditioning system(s) serving the office area of the Leased Premises. Lessee shall, within thirty- (30) days of occupancy, contract with a licensed HVAC maintenance company to maintain the system in proper working order. The Lessee agrees to supply a copy of the maintenance agreement to the Lessor and shall at all times during the term of the Lease keep in full force a HVAC maintenance agreement. If Lessee fails to enter into a maintenance agreement as herein provided, Lessor, at Lessor’s option, may elect to enter into a reasonable service contract for the periodic professional inspection and maintenance of all the heating, ventilating and air conditioning equipment serving the Building and Lessee shall pay its allocated share of the cost of the service contract. Notwithstanding the foregoing, Lessor shall obtain for the benefit of Lessee a complete one (1) year warranty for the entire HVAC system and a five (5) year warranty on the HVAC compressor.

Lessor agrees that during the Lease Term it will keep the exterior and structural parts of the Building in good condition and repair, and that it will make such repairs promptly as they become necessary. Exterior repairs shall be deemed to include exterior walls, foundations, pavement, roof, gutters, downspouts, and plumbing, which is a part of the structure or foundation. Lessor shall make such interior replacements as are necessitated by building equipment failure and repairs and replacements necessitated by fire or perils covered by extended coverage clauses (whether or not caused by the active or passive negligence of the Lessee) for which damage or loss insurance is carried by the Lessor and for which insurance proceeds are recovered, including interior reconstruction and/or redecorating necessitated by such fire or other perils.

Lessor represents that, to the best of its knowledge, there is neither currently nor has there been any release or discharge of any hazardous substances in or around the Leased Premises or the Building/Center. In addition, Lessor acknowledges and agrees that Lessee has no liability or responsibility under this Section 13 for any matters occurring prior to Lessee’s occupancy of the Leased Premises. Lessee will keep the interior of the Leased Premises clean and will not improperly or unlawfully release, store, handle, or dispose of any refuse, trash or hazardous materials or contaminants in the Leased Premises or in or around the Building of which the Leased Premises form a part (hereinafter, any such improper or unlawful release shall be a “Release”). Lessee shall immediately notify Lessor and appropriate governmental agencies and authorities having jurisdiction if a Release of such materials occurs, and shall take complete corrective action to clean and remove the material and restore the Leased Premises in compliance with procedures established by such authorities, and shall provide appropriate evidence of compliance. Lessee agrees to hold Lessor harmless of and from any losses, costs, damages, expenses or liabilities, public or private, arising directly or indirectly as a result of such Release or contamination caused by Lessee and such indemnification shall survive the expiration or termination of the Lease. Such indemnified liabilities shall include the costs of environmental consultants and engineers, cleanup and reporting expenses, and attorney’s fees and costs.

14. Compliance with Laws and Regulations. Lessee shall comply with all Federal, State, County and City laws, ordinances, rules and regulations affecting or respecting the use or occupancy of the Leased Premises by the Lessee or the business at any time thereon transacted by the Lessee, and Lessee shall comply with all reasonable rules which may be hereafter adopted by Lessor for the protection, welfare and orderly management of the Building and its lessees or occupants, provided that such rules are not inconsistent with the terms of this Lease, are not discriminatory against Lessee, and are uniformly applied and enforced. Lessor shall also comply with all Federal, State, County and City laws, ordinances, rules and regulations affecting or respecting the Lessee’s use and occupancy of the Premises.

15. Holding Over. Upon expiration or termination of this Lease, Lessee’s continued possession of the Leased Premises shall be deemed a month-to-month tenancy on the terms stated herein but otherwise terminable by Lessor or Lessee upon thirty (30) days’

written notice. In the event such possession continues after a date specified in a written notice from Lessor of its desire to retake possession of the Leased Premises, the Base Rental shall be 150% of the Base Rental which was in effect as of the expiration or termination of the Lease Term.

16. Signs. Lessee shall not install or locate signs in the windows and doors of the Leased Premises or any other part of the Building or grounds without first securing Lessor’s written consent. Any signs installed by Lessee with Lessor’s permission shall be maintained in good repair and shall be removed and any building or grounds damaged therefrom restored by Lessee at the expiration or earlier termination of this Lease at Lessee’s expense. Lessee’s name and logo shall be permitted on an exterior wall sign, the specific design and location of which are subject to Lessor’s reasonable discretion. The signs will be installed at Lessee’s cost, and will be subject to Lessor’s Signage Criteria and Orange County sign codes.

17. Warranty of Quiet Enjoyment; Imposition of “Reasonableness” Standard. Lessee, upon paying the rents and keeping and performing the covenants of this Lease to be performed by Lessee, shall peacefully and quietly hold, occupy, and enjoy the Leased Premises during the Lease Term without any hindrance or molestation by Lessor or any persons lawfully claiming under Lessor. Wherever the consent or approval of either party is required herein, it is understood and agreed that such consent or approval may not, unless expressly stated otherwise in this Lease, be unreasonably withheld or delayed.

18. Waste; Disturbance. Lessee shall not commit nor suffer any waste upon the Leased Premises, nor cause nor allow any nuisance or other act or thing which does or may disturb the quiet enjoyment of any other Lessee in the Building /Center containing the Leased Premises or any other building in the Center, including without limitation the parking, loading and landscaped areas. Lessee shall not make any unreasonable noise or odor to be made upon the Leased Premises, whether as a part of Lessee’s normal operations or otherwise, which will or might disturb other parties.

19. Assignment and Subletting. Lessee shall not assign this Lease nor sublet all or any part of the Leased Premises, except to an affiliate entity of common ownership and business, without first securing Lessor’s written consent, which consent shall not be unreasonably withheld. In the event of an assignment or subletting, the assignee and/or sublessee shall first assume in writing all of the obligations of Lessee under this Lease (provided, however, that with respect to a sublease of less than all of the Leased Premises, the sublessee shall only be required to assume those obligations applicable to the part of the Leased Premises being subleased, and in the event of a sublease for less than the remaining balance of the Lease Term, the sublessee shall only be obligated to assume those obligations that accrue during the term of the sublease) and, in the event of subletting, Lessee shall, for the full Lease Term, continue to be jointly and severally liable with such sublessee for the payment of rents and the performance of all obligations required of Lessee under this Lease. Lessee shall have the right, subject to Lessor’s consent, which shall not be unreasonably withheld or delayed, to sublease or assign all or any portion of the Leased Premises and any portion of any space subsequently leased, at any time during the initial term and renewal option period(s). Lessee shall split all profits 50/50 with Lessor for all profits that arise out of an assignment or sublet with a third party sub lessee. Lessee shall have the right to assign or sublease all or any portion of the premises to (a) an entity resulting from a merger or consolidation with the company, (b) an entity succeeding to the business and or (c) any subsidiary or affiliate of the company.

20. Fire or Other Casualty. In the event the Leased Premises shall be destroyed or so damaged or injured by fire or other casualty during the Lease Term, whereby the same shall be rendered untenantable or unsuitable for Lessee’s uses, then Lessor shall have the right to render the Leased Premises tenantable and suitable by repairs within one hundred twenty (120) days therefrom and this Lease shall not terminate. If the Leased Premises are not rendered tenantable and suitable within said time, it shall be optional by either party hereto to cancel this Lease, and in the event of such cancellation, the rent shall be paid only to the date of such fire or casualty. The cancellation herein mentioned shall be evidenced in writing. During any time that the Leased Premises remain untenantable due to causes set forth in this paragraph, the rents due hereunder or a just and fair proportion thereof shall abate.

21. Eminent Domain. If the whole of the Leased Premises shall be taken by any public authority under the power of eminent domain, or if so much of the Building or grounds shall be taken by any such authority under the power of eminent domain so that the Lessee cannot reasonably continue to operate its business in the Leased Premises in the same manner as before the taking, then the Lease Term of this Lease shall cease as of the day possession is taken by such public authority and rents shall be paid up to that day with proportionate refund by Lessor of any such rents as may have been paid in advance or deposited as security. The amount awarded for any taking under the power of eminent domain shall belong to and be the property of the Lessor; however, nothing herein shall limit the Lessee’s ability to make an independent claim for damages or awards, and Lessor agrees that Lessee shall be entitled to any award available for the value and cost of removal of Lessee’s personal property and fixtures, for improvements made at Lessee’s expense, and for Lessee’s goodwill and business relocation costs.

22. Waiver. No waiver of any of the covenants and agreements here contained or of any breach thereof shall be taken to constitute a waiver of any other subsequent breach of such covenants and agreements or to justify or authorize the non-observance at any time of the same or of any other covenants and agreements hereof.

23. Notices. All notices required under this Lease to be given to Lessee shall be given to it at 9400 Southridge Park Court, Suite 200, Orlando, FL 32819, or at such other place as Lessee may designate in writing. Any such notice to be given to Lessor under this Lease shall be given to it at 2966 Commerce Park Drive, Suite 450, Orlando, FL 32819 or at such other place as Lessor may designate in writing. All notices shall be in writing and shall be sent by certified mail, postage prepaid, or by telecopy facsimile transmission, or by personal delivery, or by commercial courier. Notices shall be deemed to have been given (i) in the case of mailing, (ii) in the case of telecopy transmission, when received as evidenced by a written transmission report, or (iii) in the case of hand delivery or delivery by commercial courier, when delivered.

24. Subordination. This Lease is subject and subordinate to all mortgages which may now or hereafter affect the Leased Premises or the Building of which it forms a part, and to all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Lessee shall execute promptly any subordination certificate that Lessor may subsequently request; Lessee shall agree to subordinate the lien of this Lease to any future mortgage, and upon the request of Lessor execute, acknowledge and deliver a subordination agreement in a reasonable form to give effect to or notice of such subordination provided, however, that Lessee may condition such subordination upon the execution and delivery by the applicable mortgage holder of a so-called “non-disturbance” agreement in form reasonably acceptable to Lessee. Lessor represents and warrants that there are currently no mortgages, deeds of trust or other liens against the Leased Premises or Building.

25. Fixtures and Alterations. Lessee shall not, without Lessor’s prior written consent, attach any fixtures in or to the Leased Premises or change, alter or make additions to the Leased Premises, nor attach or affix any article hereto, nor permit any annoying sound device, overload any floor, or deface the Leased Premises. Any attached fixtures or any alterations, additions or improvements made to or attached by Lessee upon the Leased Premises shall, on the expiration or termination of this Lease, if requested by Lessor, be promptly removed at Lessee’s expense and the Leased Premises restored by Lessee at its expense to its original condition, ordinary wear and tear excepted. Any such fixture, alteration, addition and/or improvement not requested to be removed shall remain in the Leased Premises and shall become and remain the property of Lessor. All of Lessee’s fixtures, installations and personal property not removed from the Leased Premises upon the expiration or termination, and not required by Lessor to have been removed as provided in this paragraph, shall be conclusively presumed to have been abandoned by Lessee and title thereto shall pass to Lessor under this Lease as if by a bill of sale. Lessee has Lessor’s permission to install a floor drain from the existing bathrooms to the cooler. All costs for the installation of the floor drain will be at the Lessee’s expense. Lessee will comply with all Governmental regulations in installing the floor drain. Notwithstanding the foregoing: (i) Lessee shall not be obligated to remove said floor drain and restore the Leased Premises in connection therewith upon the expiration or termination of this Lease, (ii) Lessee shall have the right to remove its personal property, equipment, machinery and trade fixtures, whether or not they are attached to the Leased Premises, and (iii) Lessor agrees that if Lessor has consented to any change, alteration, addition or improvement, then at the time of such consent, Lessor shall also identify (in writing) the part(s), if any, of the same that are to be removed upon the expiration or termination of this Lease and the part(s), if any, of the same that are to remain the property of Lessor on the expiration or termination of this Lease. Any failure by Lessor to make such identification in writing at the time consent is granted shall allow Lessee to determine whether or not to remove the change, alteration, addition or improvement upon the expiration or termination of this Lease.

26. Redelivery of Leased Premises. Lessee shall, on the expiration of this Lease, deliver up the Leased Premises in as good order and condition as it now is or may be put by Lessor, reasonable use and ordinary wear and tear thereof and damage by fire or other unavoidable casualty, condemnation or appropriation excepted. Additionally, Lessee shall promptly surrender all keys to the Leased Premises to Lessor.

27. Examination and Exhibiting of Leased Premises. Lessor or its duly authorized agent shall have the right to enter the Leased Premises at all reasonable times during normal business hours after not less than two (2) business days’ prior written notice, except in the case of an emergency, to examine the condition of the same and to make repairs to the Leased Premises or the Building. Within six (6) months prior to the date of the expiration of the Lease, Lessor or its authorized agent shall have the right to enter the Leased Premises at all reasonable times for the purpose of exhibiting the same to prospective lessees during normal business hours after not less than one (1) business day prior written notice.

28. Events of Default. Provided that such continues to exist on the date which is three (3) days after Lessee’s receipt of written demand from Lessor (which three-day notice and demand is in addition to the time periods set forth below, but subject to the condition that written demand is not required to be given on more than two occasions in any twelve (12) month period) any of the following events or occurrences shall constitute a breach of this Lease by Lessee and shall constitute an “Event of Default” hereunder:

(a) The failure of Lessee to pay any Total Rentals or other amounts due under this Lease, on or before ten (10) days after the date when due.

(b) The failure of Lessee to observe or perform any other covenant, agreement, condition or provision of this Lease for thirty (30) days after Lessee’s receipt of written notice from Lessor, or for such longer period as is reasonably necessary if Lessee has commenced cure within said thirty (30) days and continues to diligently prosecute such cure thereafter.

(c) If Lessee becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies or consents to the appointment of a trustee or receiver for Lessee or for a major part of its property.

(d) The appointment of a trustee or a receiver to take possession of all or substantially all of Lessee’s property, or the attachment, execution or other judicial seizure of all or substantially all of Lessee’s assets located at the Leased Premises, unless such appointment, attachment, execution or seizure is discharged within sixty (60) calendar days after the appointment, attachment, execution or seizure.

(e) The institution of bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceedings for relief under any bankruptcy or insolvency law or any other similar law for the relief of debtors, by or against Lessee, and if instituted against Lessee, the same are not dismissed within sixty (60) calendar days after the institution of such proceedings.

29. Remedies. On the occurrence of any such Event of Default, Lessor shall, in addition to any other rights or remedies available to Lessor under this Lease and under the laws of the State of Florida, have the following rights and remedies:

(a) Termination of Lease. Lessor may terminate this Lease and all rights of Lessee hereunder by giving Lessee written notice that this Lease is terminated, in which event the Term of this Lease shall terminate and all right, title and interest of Lessee hereunder shall expire on the date stated in such notice. Upon such termination, Lessor shall be entitled to recover from Lessee all the fixed dollar amounts of Total Rental accrued and unpaid for the period up to and including such date of termination, as well as all other additional sums payable by Lessee or for which Lessee is liable or in respect of which Lessee has agreed to indemnify Lessor under the provisions of this Lease. In addition, Lessor shall be entitled to recover as damages for the loss of the bargain and not as a penalty (i) the unamortized cost to Lessor, computed and determined in accordance with generally accepted accounting principles, of the Lessee improvements and alterations, if any, paid for and installed by Lessor pursuant to this Lease, plus (ii) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate Total Rental at the same annual rate for the remainder of the Term as then in effect pursuant to the applicable provisions of this Lease, over the then present value of the then aggregate fair total rental value of the Leased Premises (based on gross rent) for the balance of the Lease Term, such present worth to be computed in each case on the basis of a five percent (5%) per annum discount from the respective dates upon which such Total Rentals would have been payable hereunder had this Lease not been terminated, plus (iii) any damages in addition thereto, including reasonable attorneys’ fees and court costs, which Lessor shall have sustained by reason of the breach of any of the covenants of this Lease other than for the payment of Total Rental.

(b) Re-Entry Without Termination. Lessor may re-enter the Leased Premises without terminating this Lease, and remove all persons and property from the Leased Premises, and relet the Leased Premises or any part thereof for the account of Lessee, for such time (which may be for a term extending beyond the Lease Term) and upon such terms as Lessor in Lessor’s reasonable discretion shall determine, and Lessor shall not be required to accept any lessee offered by Lessee or to observe any instructions given by Lessee relative to such reletting. In the event of any such reletting, Lessor may make repairs, alterations and additions in or to the Leased Premises and redecorate the same to the extent deemed necessary or desirable by Lessor and in connection therewith change the locks to the Leased Premises, and Lessee shall upon demand pay the cost thereof together with Lessor’s expenses of reletting. Lessor may collect the Total Rentals from any such reletting and apply the same first to the payment of the expenses of re-entry, redecoration, repairs and alterations and the expenses of reletting and second to the payment of Total Rental herein provided to be paid by Lessee, and any excess or residue shall operate only as an offsetting credit against the amount of Total Rental as the same thereafter becomes due and payable hereunder. No such re-entry or repossession, repairs, alterations and additions or reletting shall be construed as an eviction or ouster of Lessee or as an election on Lessor’s part to terminate this Lease unless a written notice of such intention be given to Lessee, nor shall the same operate to release the Lessee in whole or in part from any of the Lessee’s obligations hereunder, and Lessor may, at any time and, from time to time, sue and recover judgment for any deficiencies from time to time remaining after the application from time to time of the proceeds of any such reletting.

(c) Acceleration. Subject to the requirement that some component of Total Rental remains due and unpaid for sixty (60) days after coming due, Lessor may declare the entire amount of Total Rental and any other sums or charges which would become due and payable from Lessee to Lessor during the remainder of the Lease Term to be due and payable immediately, in which event, Lessee agrees to pay the sum at once, together with all Total Rental, including any other sum theretofore due; provided, however, that such payment shall not constitute a penalty or forfeiture or liquidated damages but shall merely constitute payment in advance of the Total Rental for the remainder of the Lease Term.

(d) Other Enforcement. Lessor may enforce the provisions of this Lease and may enforce and protect the rights of Lessor hereunder by a suit or suits in equity or at law for specific performance of any covenant or agreement contained herein, or for the enforcement of any other legal or equitable remedy, including recovery of all monies due or to become due from Lessee under any of the provisions of this Lease.

(e) Surrender. If Lessor exercises either of the remedies provided for in subparagraphs (a) and (b) hereinabove, Lessee shall surrender possession and vacate the Leased Premises immediately and deliver possession thereof to Lessor, and Lessor may then or at any time thereafter re-enter and take complete and peaceful possession of the Leased Premises

(f) Remedies Cumulative. The rights, privileges, elections and remedies of Lessor and Lessee under this Lease shall be cumulative, and Lessor and Lessee shall have the right to exercise such remedies at any time and from time to time singularly or in combination. No termination of this Lease (whether upon an Event of Default or otherwise) shall be deemed to limit or negate Lessor’s or Lessee’s rights hereunder to indemnification from the other party (or the other party’s insurance carriers) for any claim or liability asserted against or imposed upon Lessor or Lessee, as applicable, whether before or after the termination of this Lease, which is directly or indirectly based upon death, personal injury, property damage or other matters occurring prior to the termination hereof.

Attorneys’ Fees and Collection Charges. In the event of any legal action or proceeding is brought by either party to enforce this Lease, the non-prevailing party shall pay all reasonable expenses of the prevailing party incurred in connection with such action or proceeding, including court costs and reasonable attorneys’ fees at or before the trial level and in any appellate or bankruptcy proceeding.

Lessor Default. If Lessor is in default or breach of this Lease, Lessor shall cure any such default within thirty (30) days after written notice of the same from Lessee, or such longer period as is reasonably necessary to cure the default, provided that the cure is commenced within said thirty (30) day period and provided that Lessor continues to diligently prosecute such cure. In any event, however, if said default or breach is not cured within sixty (60) days after notice thereof, then Lessee shall have the right (in addition to any and all other available rights and remedies) to cure the default or breach and shall have the right to recover the costs thereby incurred from Lessor or to offset such amounts from the rent payment(s) next coming due under this Lease. If Lessor is in breach or default of this Lease, Lessor shall be obligated to reimburse Lessee for legal fees and costs incurred in the enforcement hereof.

Any other provision in this Lease to the contrary notwithstanding, Lessee shall remain entitled to any and all rights and remedies that may be available to it pursuant to Florida unlawful detainer, eviction, ejectment and similar laws and Lessor shall be obligated to use reasonable efforts to relet the Leased Premises and to mitigate damages.

30. Liens. Lessee agrees that Lessee will pay all liens of contractors, subcontractors, mechanics, laborers, material men, and other liens of like character, and will indemnify Lessor against all legal costs and charges, bond premiums for release of liens, including reasonable attorney’s fees reasonably incurred (whether litigation is necessary or not) in discharging the Leased Premises or any part thereof from any liens, judgments, or encumbrance caused or suffered by Lessee. It is understood and agreed between the parties hereto that the cost and charges above referred to shall be considered as additional rent. The foregoing shall not be deemed to authorize any repairs, alterations, additions or improvements by Lessee.

The Lessee herein shall not have any authority to create any liens for labor or material on the Lessor’s interest in the Center, and all persons contracting with the Lessee for the erection, installation, alteration, or repair of improvements on or to the Center (including the Leased Premises), and all material men, contractors, mechanics and laborers are hereby charged with notice that they must look to the Lessee and to the Lessee’s interest only to secure the payment of any bill for work done or material furnished during the Lease Term. Lessee agrees to join Lessor in executing and publicly recording a memorandum or short form of this Lease for the purpose of providing notice of the existence of this paragraph.

31. Estoppel Certificate. Lessee and Lessor, upon request, one from the other, shall give or exchange with, one with the other, estoppel certificates which shall confirm to others that this Lease is in full force and effect, that neither party is in default (if factual) and/or such other information regarding this Lease as may be reasonably appropriate and factual.

32. Hazardous Material. Throughout the term of this Lease, Lessee shall prevent the presence, use, generation, release, discharge, storage, disposal, or transportation of any Hazardous Materials (as hereinafter defined) on, under, in, above, to, or from the Leased Premises by Lessee or lessee’s vendors, contractors, agents employees and invitees other than in strict compliance with all applicable federal, state, and local laws, rules, regulations, and orders. For purposes of this provision, the term “Hazardous Materials” shall mean and refer to any wastes, materials, or other substances of any kind or character that are or become regulated as hazardous or toxic waste or substances, or which require special handling or treatment, under any applicable local, state, or federal law, rule, regulation, or order. Lessee shall indemnify, defend, and hold harmless from and against (a) any loss, cost, expense, claim, or liability arising out of any investigation, monitoring, clean-up, containment, removal, storage, or restoration work arising solely as a result of Lessee’s actions, or the actions of lessee’s vendors, contractors, agents, employees and invites onto the Leased premises (herein referred to as “Remedial Work”) required by, or incurred by Lessor or any other person or party due to such Remedial Work being required by any applicable federal, state or local law, rule, regulation or order, or by any governmental agency, authority, or political subdivision having jurisdiction over the Leased Premises, and (b) any claims of third parties for loss, injury, expense, or damage arising out of the presence, release, or discharge of any Hazardous Materials on, under, in, above, to, or from the Leased Premises caused solely as a result of Lessee’s actions, or the actions of lessee’s vendors, contractors, agents, employees and invites onto the Leased premises. In the event any Remedial Work is so required under any applicable federal, state, or local law, rule, regulation or order, Lessee shall promptly perform or cause to be performed such Remedial Work in compliance with such law, rule, regulation, or order. In the event Lessee shall fail to commence the Remedial Work in a timely fashion, or shall fail to prosecute diligently the Remedial Work to completion, such failure shall constitute an event of default on the part of Lessee under the terms of this Lease, and Lessor, in addition to any other rights or remedies afforded it hereunder, may, but shall not be obligated to, cause the Remedial Work to be performed, and Lessee shall promptly reimburse Lessor for the cost and expense thereof upon demand.

33. Miscellaneous.

(a) All approvals required of and between Lessor and Lessee under the provisions of this Agreement shall not be unreasonably withheld or delayed.

(b) It is understood and agreed that in the event any provision of this Lease shall be adjudged, decreed, held or ruled to be invalid, such portion shall be deemed severable, and it shall not invalidate or impair the agreement as a whole or any other provision of the agreement.

(c) This Lease and all provisions, covenants and conditions thereof shall be binding upon and inure to the benefit of the heirs, legal representatives, and successors, and assigns of the parties hereto, except that no person, firm, corporation nor court officer holding under or through Lessee in violation of any of the terms, provisions or conditions of this Lease, shall have any right, interest or equity in or to this Lease, the terms of this Lease or the Leased Premises.

(d) Lessor shall have the right, at any time without liability to Lessee to make, at Lessor’s own expense, repairs, alterations, additions and improvements, structural or otherwise, in or to the Leased Premises, the Building or any part thereof, and to perform any acts related to the safety, protection and preservation thereof, and during such operations to take into and through the Leased Premises or any part of the Building all material and equipment required and to close or temporarily suspend operation of entrances, doors, corridors or other facilities, provided that Lessor shall cause as little inconvenience or annoyance to Lessee as is reasonably necessary in the circumstances, and shall not do any act which permanently reduces the size of the Leased Premises. Lessor may do any such work during ordinary business hours and Lessee shall pay Lessor for overtime and other expenses incurred if such work is done during other hours at Lessee’s request.

(e) Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. Pursuant to Section 404.056(8), Florida Statutes.

(f) This Lease and the addenda attached hereto constitute the entire agreement between the parties and supersedes all prior agreements. No waiver, modifications, additions or addenda to this Lease shall be valid unless in writing and signed by both the Lessor and the Lessee.

(g) This Lease shall be governed by and construed in accordance with the laws of the State of Florida.

(h) Time is of the essence of each and every provision of this Lease.

(i) Lessor and Lessee hereby represent and warrant to each other that neither Lessor nor Lessee nor any of their representatives, employees or agents have dealt with or consulted any real estate broker in connection with this Lease, other than Mr. Vince Wolle, Results Real Estate Partners, LLC, representing Lessee, and EastGroup Property Services of Florida, LLC, representing Lessor (the “Brokers”); any and all commissions due Brokers shall be paid by Lessor. Without limiting the effect of the foregoing, Lessee hereby agrees to indemnify, defend and hold Lessor harmless from and against any claim or demand made by any of Lessee’s representatives, employees or agents contrary to the foregoing representation and warranty. Without limiting the effect of the foregoing, Lessor hereby agrees to and shall indemnify, defend and hold Lessee harmless from and against any claim or demand made by any of Lessor’s representatives, employees, or agent contrary to the foregoing representation and warranty.

(j) Lessee shall have the option to renew this Lease on the same terms and conditions of this Lease by notifying Lessor at least one hundred and eighty (180) days prior to expiration of the Lease term that Lessee desires to renew this Lease for either 36 or 60 months at Lessee’s option. In such event, Lessor and Lessee shall execute a new Lease or an amendment to this Lease extending the term by either 36 or 60 months, as elected by Lessee.

(k) Lessor acknowledges that Lessee has not been provided with a copy of the covenants of the Owners Association referenced in Paragraph 6 (a) above. Lessor represents and warrants that nothing contained in covenants and restrictions of the Owners Association will prevent Lessee from using the Leased Premises as contemplated under this Lease.

34. Addenda/Exhibits. The additional Addenda and Exhibits (if any) listed below are hereby incorporated by reference and made a part of this Lease:

Exhibit “A” – Site Plan

Exhibit “B” – Space Plan

Exhibit “C” – Standard Interior Tenant Finish Specifications

Exhibit “D” – Leasehold Improvements Construction

Exhibit “E” – Rules & Regulations

Exhibit “F” - Operating Expense Exclusions

IN WITNESS WHEREOF, Lessor and Lessee have hereunto executed this Lease as of the day and year first above written.

Signed, sealed and delivered in the presence of:	LESSOR: EastGroup Properties, LP

/s/ Luci Smith	By:	/s/ John Coleman

Print Name: Luci Smith	Name:	John Coleman
/s/ Michael Borling	Title:	Senior Vice President

Print Name: Michael Borling
LESSEE
Super Vision International, Inc.

/s/ Roy Archer	By:	/s/ Michael A. Bauer
Print Name: Roy Archer	Name:	Michael A. Bauer
/s/ Deidre Fraser	Title:	President and Chief Executive Officer

Print Name: Deidre Fraser

EXHIBIT “A”

SITE PLAN

EXHIBIT “B”

SPACE PLAN

Final Construction Plans to be inserted in Lease File upon final approval by Lessee and Lessor.

Warehouse
Conference
Open Office (21) 6x6 workstations
Office
Exec Office
Waiting
Entrance
IT Room
Break Room
Engineering / R & D
Exit
6
7
8
9
10
11
1
Scheme A
Office:
Remainder:
Total:
Key Plan
PARTITION LEGEND AND NOTES

Super Vision International

for

EASTGROUP

SouthRidge VI

Orlando, Fl 32819

Scheme A

A1

Group 942

EXHIBIT “C”

EASTGROUP PROPERTIES

OFFICE/WAREHOUSE

STANDARD INTERIOR TENANT FINISH SPECIFICATION

Final Specifications to be inserted in Lease File upon final approval by Lessee and Lessor.

Office Area:

Concrete: Plumbing trenches will be poured back using 4000 PSI concrete. Finish will match surrounding surface.

Misc. Steel: Protective Bollards will be furnished at all locations required by code.

Millwork: Provided is four (4) lineal feet of building standard plastic laminate base cabinets with single bowl stainless steel sink (approximate 15” x 17”). Inclusion of uppers to be at Tenants additional cost. Hot water provided at sink.

A small white plastic laminate cabinet 24”w x 24”h x 8”d with adjustable melamine shelf for supply storage, mounted over water closet at 44” a.f.f will be installed in each handicapped restroom.

Roofing: All roof penetrations will we completed by the roofing company who installed the roof and who holds the warranty.

Doors and Frames: Birch (finished clear) commercial solid core wood doors with hollow metal frames (fire rated where applicable). Light commercial grade hardware in brushed stainless steel finish throughout. Included are a maximum, two (2) keyed locksets for Executive office and privacy locks on individual restrooms only. Standard passage hardware will be installed on all other rooms.

Paint: Office area partitions to be finished with two (2) coats flat latex wall paint excluding warehouse side of office separation partition.

Floor Covering: Direct glue-down commercial grade loop pile carpet (26 oz.); vinyl composition tile (VCT) at work rooms, rest rooms, break rooms, file rooms, and storage rooms (exclusive of warehouse storage areas).

Wall Base: 4” vinyl cove base through office area at carpet and/or VCT flooring. No base is installed at warehouse side of Drywall walls.

Floor Sealer: A concrete sealer has been installed on the floor during the construction of the shell. Additional floor sealer will be furnished at the tenant expense.

Partitions and Wall Finishes: Interior wall partitions to be 3-5/8” metal studs at 24” on center with 5/8” gypsum board each side extending from concrete floor slab to 10’0” a.f.f. Separation walls (between tenant lease space to be appropriate fire rated assemblies as may be required, extending from concrete floor slab to underside of roof/floor assembly above. Partitions separating warehouse from office area to be at 10’0”, provided with fiberglass thermal batt insulation.

Ceilings: 2’ x 2’ suspended acoustical tile ceiling system throughout office area at 8’11” a.f.f. Manufacturer standard white lay-in, square edge, omni-fissured, fiberboard tiles with NRC of .55-.65 and STC of 35-39; manufacturer standard white grid, wall angles and accessories; R-19 (6”) thermal batt insulation above finish ceiling. Ceiling assembly’s area laid into each room individually in lieu of a contiguous grid.

Toilet Accessories: Restrooms provided with laminated plastic toilet stalls (if required for multi-water closet facility), grab bars, mirror, floor mounted tank-type water closet, toilet tissue dispenser, paper towel dispenser and soap dispenser.

Window Covering: Exterior window treatment covering by Tenant.

Plumbing: Accessible ADA restrooms to be provided for each tenant lease space, size and number of fixtures per Standard Plumbing Code. Break room will have a single bowl stainless steel sink. All sinks and lavatories will be furnished with hot and cold water. A water fountain and / or mop sink will be installed where required by code.

Electrical and Telephone Outlets: Standard 110 volt duplex electrical outlets provided two per enclosed office or work area; two (2) at break rooms and one (1) ground fault outlet at each restroom. Telephone outlet wall box and EMT stub-up above finished ceiling provided at one (1) per enclosed office or work area. Specialty outlets, i.e. higher voltage or amperage, dedicated outlets isolated grounds, etc., may be provided at Tenant optional extra. Tenant to be responsible for all telephone/data cable installation, termination devices, equipment, and permitting.

Lighting: Light fixture to be standard 2’ x 4’ lay-in fluorescent fixtures with standard acrylic prismatic lens. Office area to attain approximately fifty foot-candles (50 fc) at desk surface, approximately one (1) four (4) bulb fixture per one hundred (100) square feet for 8’11” high ceilings. Minimum of two (2) fixtures per office.

Heating, Ventilation and Air Conditioning (HVAC): HVAC system to be provided for full office environment. Return air and supply ducts (fiberglass or equal), grilles and diffusers per installing contractor recommendation for maximum convenience, and comfort balanced Thermostatic control for individual Tenant lease space. Gang restrooms to be provided with exhaust fans (2cfm per square foot of restroom floor area). Provide exhaust fan in each restroom, switched separately from light switch and ducted separately up to roof deck and then connected into one duct through deck to exterior. Special exhaust or HVAC requirements to be at Tenant optional extra.

Warehouse Area:

Doors and Frames: Exterior main doors provided for exiting, communication, etc., to be metal clad steel doors with hollow metal frames. Number of doors to be as required for Standard code compliance. Other dock equipment such as swing out dock lights, pit levelers, edge of dock levelers, ramps, shelters or seals may be provided as Tenant optional extra.

Floor Covering: Floor sealer will be furnished as Tenant optional extra on all exposed concrete surfaces.

Wall Base: None

Partitions and Wall Finishes: Warehouse areas to have exposed unpainted concrete tilt-wall surfaces on inside surfaces and two (2) coat painted partition separating office area and warehouse. Paint finish on office side only. Exposed concrete and gypsum board wall surfaces may be painted at Tenant optional extra. Demising walls will be left unpainted.

Ceilings: None. Warehouse areas to maintain exposed, unpainted steel roof structure and metal roof deck.

Heating, Ventilation and Air Conditioning (HVAC): Warehouse areas are provided with ventilation attained through roof or wall mounted exhaust fans as per ASHRAE Standard (.05 cfm/square foot) if required by local building code. Special environmental conditioning, i.e. cooling, heating or humidity control may be provided as Tenant optional extra.

Electrical and Telephone Outlets Telephone outlets and specialty or additional electrical outlets may be provided as Tenant optional extra.

Lighting: Building standard fixtures are 400-watt high bay metal halides. Standard warehouse lighting to be provided to attain ten foot-candles (10fc) at floor level with lights spaced for open storage at approximately forty feet (40’) on center. Re-spacing of lights may be required due to Tenant shelving/racking arrangement with additional fixtures provided at needed as Tenant optional extra. Provide 3-way switch for one bank of 40’ x 40’ lights along path of travel from office to rear of door of warehouse.

EXHIBIT “D”

Lessor hereby agrees to complete construction of the Leasehold Improvements to the Leased Premises as described and illustrated by the “Plan Exhibit” attached hereto. Lessor shall make its best efforts to complete construction of the Leased Premises by April 1, 2007 but if the construction is not substantially completed and the Leased Premises are not available for occupancy by said date, Lessee shall have no claim against Lessor due to such delay, excepting that the term of this lease and payment of rent and any other sums due hereunder shall not commence until the Leased Premises are Substantially Complete as defined below. The Leased Premises shall be deemed to be “Substantially Complete” (notwithstanding the necessity of minor repairs and adjustments reasonably acceptable to Lessee are still to be made by the Lessor) when all permits have been obtained and a certificate of occupancy for the Leased Premises (with Tenant Improvements) and the Building has been issued, notwithstanding that Lessee has not completed installations of its fixtures and/or equipment). Subject to safety and construction scheduling considerations exercised by Lessor at its sole discretion, Lessor agrees to grant Lessee and its agents, employees, constructors, and suppliers permission to enter into the Leased Premises prior to the Commencement Date to make its installations, but such possession shall be deemed to be upon all the terms, covenants, conditions and provisions of the Lease, except for payment of the rent.

In the event Lessor is unable to deliver Substantial Completion such that the Commencement Date does not occur on or before May 1, 2007, unless delay is caused solely by Lessee ( “Lessee Delay”) or Force Majeure (meaning acts of God, war terrorism, natural disasters) or delays caused by the Orange County Building Department or Orange County Utilities, Lessee shall be credited with one (1) day of free Base Rent for each day of delayed possession. Said credit shall be without requirement of notice (that is, such credit shall automatically accrue and Lessee shall not be required to provide notice to or request such credit from Lessor) and shall not otherwise modify or alter the Term hereof. In the event Lessor is unable to deliver Substantial Completion such that the Commencement Date does not occur on or before (i) June 1, 2007, unless due to Lessee Delay/Force Majeure or delays caused by the Orange County Building Department or Orange County Utilities, or (ii) July 31, 2007, unless due to Lessee Delay, then the Lessee shall have the right, at its option, to cancel and terminate this Lease, whereupon the Lessor shall return to the Lessee the full amount of any rent and any other amounts paid (including, but not limited to, payments for Leasehold Improvements) paid, and thereafter neither of the parties shall have any obligation to the other hereunder.

Notwithstanding the estimated Commencement Date set forth in the Lease, Lessee’s obligation for the payment of rent under the Lease shall not commence until the Premises are Ready for Occupancy and a certificate of occupancy as referenced above has been issued; however, (i) if Substantial Completion of the Tenant Improvements is delayed solely because of Lessee Delay, (ii) there are no other events or circumstances causing or contributing to delays, and (iii) Lessor timely provided the Lessee Delay notice referred to above, then Lessee’s obligation to pay rent under the Lease, and the Lease Term, shall commence on April 1, 2007.

Based on the rental rate shown above, the Lessor will provide a Tenant Finish Allowance of $8.00 per square foot, totaling $269,160.00 (based on a 33,645 s.f. leased premises). This Tenant Finish Allowance is to be used for all costs associated with the Leasehold Improvements, including, but not limited to, cost of architectural plans, permits, electrical service, sewer and water impact fees, transportation and law enforcement impact fees (see note below), warehouse lighting, office build-out, HVAC system, 75% of tenant separation wall, plumbing, ramps and other necessary items. The total estimated turnkey cost of construction based on the Space Plan and the Lessee’s construction specifications as understood by the Lessor are $353,866.00.

The estimated turnkey cost is $84,708.00 over the Lessor’s Allowance. This amount will be paid by the Lessee one half ( 1/2) upon commencement of construction and one half ( 1/2) within thirty (30) days of occupancy..

*** The Lessor has paid sewer and water tap fees for the shell building. The Lessee will be responsible for additional sewer and water Impact Fees that will be due and are based on the number of fixture units, i.e. toilets, sinks, water fountains, floor drains, etc., installed as part of the interior construction. This cost will be part of the Lessor’s estimated turnkey costs and based on the current plan are estimated to be $8,045. This cost is included in the total estimated turnkey cost.

*** Lessor has paid Transportation and Law Enforcement Impact Fees based on a warehouse use with a 15% office finish. Should the office finish exceed 15% of the total space, the County will assess additional Impact Fees. The Lessee will be responsible for these additional fees, if any. Lessee’s office finish based on the current space plan is 7,405 square feet. This is 22% or 3,469 square feet over the 15% office finish. Additional Impact Fees will be assessed and are estimated to be $15,050. This cost is included in the total estimated turnkey cost.

EXHIBIT “E”

RULES & REGULATIONS

•	Tenant shall faithfully observe and comply with the rules and regulations of the building as may be included in this Lease and modified or added to from time to time by the Landlord. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by any other Tenant or occupant of the building.

•	No Tenant shall install any radio or television antenna, loudspeaker, or other device on the roof, exterior walls of the Building, or on the property or perimeter of property. No TV, radio or recorder shall be played in such a manner as to cause a nuisance to any other Tenant.

•	The sidewalks, entry passages, corridors, and stairways shall not be obstructed by Tenant or used by it for other than those of ingress and egress.

•	Canvassing, soliciting, distribution of handbills or any other written material and peddling in the Building or on the site are prohibited, and each Tenant shall cooperate to prevent the same.

•	No cargo or delivery vans, trucks or other similar vehicles shall be permitted to park in front of the Service Center building other than temporary delivery. These approved vehicles should park directly behind the rear of Tenant rental space, or in designated truck court/dock area. Materials stored or placed by Tenant visible from outside the building will not be permitted.

•	Each Tenant shall store all its trash and garbage within its Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the Orange County without being in violation of any law or ordinance governing such disposal.

•	The auto parking lot shall be used in common with other Tenants of the Service Center, their employees, guests and invitees, and in common with the Lessor and its employees, guests and invitees. All parking is free and unassigned. Tenants, their employees and guests, shall use those parking areas closest to their leased premises to the extent possible. The exterior truck loading and trailer parking areas immediate to the Leased Premises are reserved for the exclusive use of each Tenant. Tenants shall not use, block or otherwise interfere with the loading areas of other occupants in the Service Center.

•	The Tenant may not store or place rubbish, pallets or other by-products of shopping or manufacturing outside their Leased Premises. All such items must be hauled away without delay and at the sole cost and expense of the Tenant. Violations of the Rules and Regulations for Trash disposal are fineable occurrences, at the cost of rectifying such violation plus a 20% administrative fee. Such fines are considered “Additional Rent” as defined in the Lease Agreement and non-payment of fines shall constitute a default under the Lease Agreement.

•	No Tenant shall use or keep in the Premises or the Building, any kerosene, gasoline, or inflammable or combustible fluid or material other than limited quantities thereof reasonable necessary for the operation or maintenance of office equipment. No Tenant shall use or keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, or interfere in any way with other tenants or those having business in the Building, nor shall any animals or birds be brought or kept in the Premises or the Building.

•	These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the agreements, covenants, conditions and provisions of any Lease of the Premises in the Building. The terms, covenants and conditions set forth in the Lease shall govern in the event of any inconsistency or ambiguity between the Rules and Regulations and the Lease.

•	Each Tenant shall ensure that the doors of its Premises are closed and locked and that all water faucets and water apparatus are shut off before Tenant or Tenant’s employees leave the Premises so as to prevent waste or damage. For any default or carelessness in this regard Tenant shall make good all damages sustained by other tenants or occupants of the Building or Landlord.

Landlord reserves the right to make such other rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building and for the preservation of good order therein. Notice of any such amendment or modification will be provided Tenant, and Tenant will comply with them provided they are reasonable.

EXHIBIT “F”

OPERATING EXPENSE EXCLUSIONS

Operating Expenses shall not include costs of any of the following:

1.	leasing commissions and costs of marketing;

2.	the cost of any alterations, additions, changes or decorations that are made in order to prepare space (including the Leased Premises) for tenant occupancy, whether new or continued;

3.	payments of principal and interest on any mortgages, deeds of trust or other encumbrances upon the Building;

4.	structural or roof maintenance, repairs or replacements;

5.	the cost of any item or expense, which, in accordance with generally accepted accounting principles is, or should be, capitalized on the books of Lessor, or any depreciation or amortization thereof except as expressly and specifically permitted herein;

6.	the cost of any items for which Lessor is directly reimbursed by insurance proceeds, condemnation awards, a tenant of the Building or the like;

7.	wages, salaries or other compensation paid to executive employees of Lessor or the Building manager ranking above the highest-ranking, on-site employee;

8.	costs associated with the operation of the business of the entity which constitutes Lessor, which costs are not directly related to maintaining or operating the Building (by way of example, the formation of the entity, internal accounting and legal matters, including but not limited to preparation of tax returns and financial statements and gathering of data therefor, costs of defending any lawsuits unrelated to maintaining or operating the Building, costs of selling, syndicating, financing, mortgaging or hypothecating any of Lessor’s interest in the Building, and costs of any disputes between Lessor and its employees);

9.	any expense representing an amount paid for products or services to a person or entity relating to or affiliated with Lessor which is in excess of the fair market value of such services and products;

10.	fees incurred in disputes with tenants;

11.	costs of remediation of Hazardous Materials which are (i) in or on the Building as of the date of this Lease, or (ii) which are subsequently brought into the Building, with the exception of Hazardous Materials released by Lessee;

12.	any management fee in excess of the lesser of (i) four percent (4%) of Base Rent or (ii) management fees generally available or negotiable in the Orlando, Florida metropolitan area for properties comparable to the Building;

13.	franchise, transfer, inheritance or capital stock taxes or taxes imposed upon or measured by the income or profits of Lessor;

14.	any accrued and unfunded pension or other benefits for any personnel;

15.	any rent, additional rent, imposition or other charge payable under any lease (including any ground or “sandwich” lease) or sublease to or assumed by Lessor;

16.	the cost incurred by Lessor in performing work or furnishing any service to or for a tenant of space in the Building (including Lessee) at such tenant’s cost and expense, regardless of the amount billed or received by Lessor for performing such work or furnishing such services;

17.	advertising, marketing or promotional expenditures;

18.	the cost of the acquisition or leasing of any artwork;

19.	accounting fees, other than those incurred in connection with the operation of the Building and the preparation of statements required pursuant to the provisions of this Lease and similar provisions of other leases of space in the Building;

20.	costs and expenses (including court costs, attorneys’ fees and disbursements) related to or arising under or in connection with disputes with tenants, any lessor under a lease or any holder of a mortgage or disputes which result in punitive damages being assessed against Lessor, or disputes relating to claims of personal injury or Building damage;

21.	the cost of any work or services performed or other expenses incurred in connection with installing, operating and maintaining any specialty service or facility other than a traditional public or common area of the Building;

22.	any cost or expense incurred in connection with correcting latent defects or inadequacies in the Building;

23.	costs incurred to correct any breach or misrepresentation by Lessor expressly made herein;

24.	payments for rented equipment, the cost of which would constitute a capital expenditure if the equipment were purchased;

25.	late fees, penalties, interest charges or similar costs incurred by Lessor;

26.	unrecovered expenses resulting directly from the negligence or willful misconduct of Lessor, its agents, servants or employees;

27.	the cost of (including increased operating costs related to) any additions to the Building after the original construction;

28.	costs incurred due to violation by Lessor or any tenant of the Building of the terms of any lease or any laws, rules, regulations or ordinances applicable to the Building;

29.	costs of complying with Americans with Disabilities Act;

any other cost not reasonably and customarily included in office-warehouse building operating expenses that are passed through as additional rent to office-warehouse space tenants.